UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

Inventergy Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Avenue #180 Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 389-3510

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2015, the stockholders of Inventergy Global, Inc. (the “Company”) approved, at the Company’s annual meeting of stockholders on September 9, 2015, an amendment to the Company’s amended and restated certificate of incorporation (the “Charter”) to effect a reverse stock split of the Company’s common stock within a range of between one-for-two to one-for-ten. On December 4, 2015, the board of directors of the Company approved a one-for-ten reverse stock split. On December 7, 2015, the Company filed a certificate of amendment to its Charter (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect the reverse stock split.

As a result of the reverse stock split, every ten shares of the Company’s currently outstanding common stock will be combined and reclassified into one share of common stock. The voting and other rights of holders of the common stock will not be affected by the reverse stock split. Should the reverse stock split result in a stockholder being entitled to a fractional share of common stock, such fractional share will be rounded up to the next whole share. No fractional shares will be issued in connection with the reverse stock split.

The reverse stock split will become effective at 8:00 am, Eastern Time, on December 8, 2015 and the common stock will commence trading on the NASDAQ Capital Market on a post-split basis at the open of business on December 8, 2015. The Company’s post-reverse split common stock has a new CUSIP number: 46123X 409, but the par value and other terms of the common stock will not be affected by the reverse stock split.

A copy of the Certificate of Amendment is being filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On December 7, 2015, the Company issued a press release announcing the reverse stock split, a copy of which is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Inventergy Global, Inc., dated December 7, 2015.

99.1	Press release, dated December 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2015

INVENTERGY GLOBAL, INC.

By:  /s/ Joseph W. Beyers

Name: Joseph W. Beyers

Title: Chairman and Chief Executive Officer